Pricing Supplement dated June 30, 1998         Rule 424(b)(3)
(To Prospectus dated August 19, 1997 and   File No. 333-32135
Prospectus Supplement dated August 19, 1997)

                NATIONWIDE HEALTH PROPERTIES, INC.

             Medium-Term Note, Series C - Fixed Rate
____________________________________________________________
Face Amount: $20,000,000
Trade Date: June 29, 1998
Issue Price: 100%
Original Issue Date: July 2, 1998
Interest Rate: 6.59%
Net Proceeds to Issuer: $19,900,000
Interest Payment Dates: April 1, October 1
Agent's Commission: 0.5%
Regular Record Dates: March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: July 7, 2038
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
____________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from July 2, 1998 to July 7, 2038
 [ ] Actual/360 for the period from              to
 [ ] Actual/Actual for the period from           to
 [ ] Other (see attached)                        to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated
     Maturity Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:     %
     Annual Redemption Percentage Reduction:  % until
     Redemption Percentage is 100% of the Principal Amount.

Repayment:
 [ ] The Notes cannot be repaid prior to the Stated
     Maturity Date.
 [X] The Notes can be repaid prior to the Stated Maturity
     Date at the option of the holder of the Notes.
     Optional Repayment Date(s): July 7, 2003; July 7, 2008;
                                 July 7, 2013; July 7, 2018;
                                 July 7, 2023; July 7, 2028
     Repayment Price:   100%

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                _______________________________________

  Goldman, Sachs & Co.                 Merrill Lynch & Co.